UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-198511

UNDER THE SECURITIES ACT OF 1933

KYTHERA BIOPHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	03-0552903
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

30930 Russell Ranch Road, Third Floor

Westlake Village, CA 91362

(818) 587-4500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

A. Robert D. Bailey

Allergan plc

Clonshaugh Business and Technology Park

Coolock, Dublin, D17 E400, Ireland

(862) 261-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies to:

Andrew W. Ment

Covington & Burling LLP

The New York Times Building

620 Eighth Avenue

New York, NY 10018

(212) 841-1000

Approximate date of commencement of proposed sale to the public:  Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the Form S-3 Registration Statement No. 333-198511 of KYTHERA Biopharmaceuticals, Inc., a Delaware corporation (“KYTHERA”), filed with the United States Securities and Exchange Commission (the “SEC”) on September 2, 2014, as amended by Amendment No. 1 filed with the SEC on November 6, 2014 (the “Registration Statement”).

KYTHERA is filing this Post-Effective Amendment to the Registration Statement to withdraw and remove from registration the unissued and unsold securities issuable by KYTHERA pursuant to the Registration Statement.

Pursuant to an Amended and Restated Agreement and Plan of Merger (the “Amended and Restated Merger Agreement”), dated as of August 4, 2015, by and among KYTHERA, Allergan plc, a company incorporated under the laws of Ireland (“Allergan”), and Keto Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Allergan (“Merger Sub”), on October 1, 2015, Merger Sub merged with and into KYTHERA, with KYTHERA surviving as an indirect wholly owned subsidiary of Allergan.

As a result of the consummation of the transactions contemplated by the Amended and Restated Merger Agreement, KYTHERA has terminated all offerings of its securities pursuant to the Registration Statement.  In accordance with an undertaking made by KYTHERA in the Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering, KYTHERA hereby removes and withdraws from registration any and all securities of KYTHERA registered pursuant to the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Parsippany, State of New Jersey, on October 1, 2015.

KYTHERA BIOPHARMACEUTICALS, INC.

By:	/S/ A. ROBERT D. BAILEY
A. Robert D. Bailey
President, Director

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
President, Director
/S/ A. ROBERT D. BAILEY	(Principal Executive Officer)	October 1, 2015
A. Robert D. Bailey

Vice President, Director
/S/ MARIA TERESA HILADO		October 1, 2015
Maria Teresa Hilado

Treasurer
/S/ STEPHEN KAUFHOLD	(Principal Financial and Accounting Officer)	October 1, 2015
Stephen Kaufhold